Exhibit 99.1

Hipcricket Reports Fiscal Second Quarter 2015 Results

Company Initiates 1-for-40 Reverse Stock Split

Bellevue, Wash. – October 14, 2014 – Hipcricket®, Inc. (OTCQB: HIPP), a leader in mobile engagement and analytics, reported results for the second quarter ended August 31, 2014.

Fiscal Q2 2015 Highlights
•	SaaS-based SMS and mobile advertising revenues increased 11% from fiscal Q2 2014
•	Sustained overall gross margin at 55%, which was consistent with the same year-ago period
•	Increased mobile advertising gross margin to 46% from 30% in fiscal Q2 2014
•	Reduced monthly recurring operating expenses by approximately 30% from fiscal Q1 2015

Fiscal Q2 2015 Financial Results
Revenue for the second quarter of fiscal 2015 decreased 8% to $7.0 million from $7.6 million in the same year-ago period. The decrease was primarily due to the company’s strategic shift in product focus toward SaaS-based SMS and mobile advertising products and away from under-performing product lines.

Revenue mix for the second quarter of fiscal 2015 was 41% from mobile marketing (derived from messaging, mobile web, and mobile applications) and 59% from mobile advertising (primarily derived from mobile brand advertising through agencies). This is compared to 60% from mobile marketing and 40% from mobile advertising in the same year-ago period.

In the second quarter of fiscal 2015, bookings (which the company defines as the dollar value of contracts signed, including new orders and renewals) were $4.4 million compared to $7.9 million in the same period of fiscal 2014. Approximately 75% of total bookings in fiscal Q2 2015 were new sales to existing and new customers, with the balance representing license renewals. The company’s bookings can fluctuate from quarter-to-quarter, and renewals will vary primarily due to the timing of contract renewal dates.

Gross profit for the second quarter of fiscal 2015 was $3.8 million or 55% of revenue, compared to $4.2 million or 55% of revenue in the same year-ago period. The decrease in gross profit was primarily due to lower revenues and the change in revenue mix.

Operating expenses for the second quarter of fiscal 2015 were $49.6 million compared to $7.6 million in the same year-ago period. The increase was primarily due to $41.1 million in non-cash impairment write downs of goodwill and intangible assets in fiscal Q2 2015, as well as severance for a former executive and legal and tax expenses.

Net loss for the second quarter of fiscal 2015 totaled $45.9 million or $(0.30) per share compared to a net loss of $3.4 million or $(0.03) per share in the same period of fiscal 2014.

Management Commentary
“During the second quarter we started to implement our revised operating plan designed to drive higher-margin revenue growth, improve efficiencies, and ultimately, achieve profitability,” said Todd Wilson, Hipcricket’s chairman and CEO. “Our progress was demonstrated by our ability to grow our SaaS-based SMS and mobile advertising products revenue by 11% during the quarter. We were also able to reduce our monthly recurring operating expenses by approximately 30% to $1.6 million.

“Our efforts to improve operating efficiencies through technology and expense optimization are beginning to demonstrate meaningful results. We made solid traction on our margin expansion initiatives reflected by the strong sequential increase in our gross margin to 55% in Q2. We expect to see improvements in product line gross margin and operating efficiencies through the balance of the fiscal year.

“Looking ahead, we continue to expect fiscal 2015 will be a year of double-digit revenue growth in our key product areas, driven by industry expansion, new customer wins, and increased activity within our existing customer base. The strategic changes we implemented over the last two quarters will allow us to realize operating efficiencies and achieve positive operating EBITDA by the end of the fiscal year.”

Reverse Stock Split
Hipcricket’s board of directors approved a 1-for-40 reverse stock split of the company’s common stock, to be effective upon completion of the regulatory qualification process with the Financial Industry Regulatory Authority (FINRA). Subject to receipt of FINRA clearance, the company currently anticipates the reverse stock split will be effective within the next several weeks. Hipcricket intends to issue a separate press release at the effective time of the reverse stock split.

As a result of the reverse stock split, every 40 shares of the company’s common stock will automatically be combined into one issued and outstanding share of common stock without any change in the par value per share. The reverse stock split will reduce the number of shares of common stock outstanding from approximately 154.8 million to 3.9 million.

Furthermore, proportional adjustments will be made to Hipcricket’s outstanding equity incentive awards and warrants. The reverse stock split will not impact the number of the company’s authorized shares of common shares. Hipcricket will not issue fractional shares as a result of the reverse stock split. Any fractional shares that might result from the reverse split will be rounded up to the next whole share. Registered holders of the company’s common stock will receive a letter of transmittal shortly after the effective date with instructions for exchange of stock certificates.

Conference Call
Hipcricket will hold a conference call later today (October 14, 2014) to discuss these financial results. The company's chairman and CEO, Todd Wilson, and president and COO, Doug Stovall, will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least 10 minutes prior to the start time and ask for the Hipcricket conference call.

U.S. dial-in: 1-888-539-3696
International dial-in: 1-719-325-2281
Conference ID: 1686130

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website here. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time through October 28, 2014 via the same website link as well as by phone:

U.S. replay dial-in: 1-877-870-5176
International replay dial-in: 1-858-384-5517
Replay ID: 1686130

About Hipcricket
Hipcricket, Inc. (OTCQB: HIPP) provides a unified mobile engagement platform that drives awareness, sales and loyalty. Its AD LIFE® platform has been used by internationally recognized brands and agencies to power more than 400,000 campaigns across SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. For additional Hipcricket news and information, visit www.hipcricket.com or text "NEWS" to 24474.

Hipcricket®, AD LIFE® and the Hipcricket logo are trademarks of Hipcricket, Inc. All rights reserved. 2009-14.

Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future financial performance. All statements other than present and historical facts contained in this release, including any statements regarding our plans for future operations, anticipated future financial position, anticipated results of operations, financing plans, business strategy, competitive position, opportunities for growth and industry trends, are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control. The company’s actual results, performance, or achievements may differ materially from those projected or assumed in any of the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others:  overall economic and business conditions; the demand for our products and services; competitive factors in our industry; the emergence of new technologies; our cash position; the availability of funding sources; the strength of our intellectual property portfolio; and changes in government regulations in our industry. A more detailed discussion of these factors is set forth in the company’s annual report on Form 10-K for the year ended February 28, 2014 and other reports filed with the U.S. Securities and Exchange Commission. The company does not intend, and undertakes no duty, to update any forward-looking statement to reflect future events or circumstances.

Investor Relations Contact
Matt Glover or Michael Koehler
Liolios Group, Inc.
(949) 574-3860
HIPP@liolios.com

Hipcricket Media Contact
Andrea Mocherman
(425) 452-1111
amocherman@hipcricket.com

Balance Sheets
(in thousands)
	August 31, 2014	February 28, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$814	$3,002
Restricted cash	420	215
Accounts receivable, net	6,989	6,808
Prepaid expenses and other current assets	522	416
Total current assets	8,745	10,441

Property and equipment, net	316	323
Goodwill	-	35,060
Intangible assets, net	12,866	21,203
Deposits	159	163
TOTAL ASSETS	22,086	67,190

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	7,729	4,412
Accrued liabilities	3,655	2,629
Deferred revenues	417	808
Line of credit	3,008	2,210
Total current liabilities	14,809	10,059

LONG TERM LIABILITIES
Deferred income tax liability	3,376	3,376
Accrued liabilities	240	55

TOTAL LIABILITIES	18,425	13,490

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	15	15
Additional paid in capital	188,645	187,333
Accumulated deficit	(184,999)	(133,648)
Total stockholders' equity	3,661	53,700

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,086	$67,190

Statements of Operations
(Unaudited)
(in thousands except Net Loss Per Share and Shares Outstanding)

	3 months ended		6 months ended
	August 31,		August 31,
	2014	2013	2014	2013

REVENUE	$7,010	$7,593	14,340	13,458

COST OF REVENUES	3,163	3,381	6,801	5,984

OPERATING EXPENSES
Sales and Marketing	2,942	2,825	6,023	6,161
Technology and Development	1,374	1,370	3,143	3,358
General and Administrative	3,128	2,099	6,074	4,776
Depreciation and Amortization	1,041	1,278	2,329	2,553
Goodwill impairment	35,060	-	35,060	-
Impairment of intangible assets	6,089	-	6,089	-
Total operating expenses	49,634	7,572	58,718	16,848

LOSS FROM OPERATIONS	(45,787)	(3,360)	(51,179)	(9,374)

OTHER EXPENSE
Interest expense, net	(144)	(14)	(172)	(15)
NET LOSS BEFORE INCOME TAXES	(45,931)	(3,374)	(51,351)	(9,389)

Income tax benefit (expense)	-	-	-	-
NET LOSS	(45,931)	(3,374)	(51,351)	(9,389)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.30)	$(0.03)	$(0.33)	$(0.07)

WEIGHTED AVERAGE SHARES OUTSTANDING	154,786,916	130,164,694	154,769,253	129,880,120

Statements of Cash Flows
(Unaudited)
(in thousands)

	6 months ended
	August 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(51,351)	$(9,389)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,329	2,553
Bad debt expense and other	103	24
Common stock issued for services	-	271
Common stock issued for settlement	35	-
Impairment of goodwill	35,060	-
Impairment of intangible assets	6,089	-
Share-based payments	1,277	1,879
Changes in operating assets and liabilities:
Accounts receivable	(283)	(108)
Prepaid expenses and other current assets	(106)	266
Changes in restricted cash	(205)	-
Deposits	3	(23)
Accounts payable &accrued liabilities	4,343	(522)
Deferred revenue	(391)	(252)
Long-term liabilities and other	185	(34)
CASH USED IN OPERATING ACTIVITIES	(2,912)	(5,335)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of patents	-	(44)
Cash paid for patent defense costs	(3)	(231)
Additions to property and equipment	(71)	(55)
CASH USED IN INVESTING ACTIVITIES	(74)	(330)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from line of credit	798	1,669
Proceeds received from exercise of options /warrants	-	3
CASH PROVIDED BY FINANCING ACTIVITIES	798	1,672

NET DECREASE IN CASH	(2,188)	(3,993)
CASH AT BEGINNING OF PERIOD	3,002	4,353

CASH AT END OF PERIOD	$814	$360